SUBSCRIPTION AGREEMENT
(for initial capital)

To: Calvert SAGE Fund

In connection with the initial capitalization of Calvert SAGE Fund ("the Fund"), the undersigned hereby purchases shares of common stock ("shares") and tenders the amount in payment thereof set forth below.

1. Own Account. The undersigned hereby represents, warrants and covenants that it is acquiring the shares in good faith solely for the undersigned's own account, for investment purposes and not with a view to resale, fractionalization, disposition or distribution of all or any part thereof. The undersigned will be the sole party in shares in this investment and will be vested with all legal and equitable rights in the shares. The undersigned is aware that there are legal and practical limits on the undersigned's ability to sell or dispose of the shares, and, therefore, that the undersigned must bear the economic risk of the investment for an indefinite period of time.

2. No Registration. The undersigned understands, recognizes and acknowledges that the shares have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws by reason of exemptions from the registration requirements of the Act and such laws, and may not be sold, pledged, assigned, or otherwise disposed of in the absence of an effective registration statement under the Act unless an exemption from such registration is available. The Fund is under no obligation to, and has no intention to, register the shares or comply with any exemption from registration to permit any resale.

3. No Sale or Transfer. The undersigned will not attempt to sell, transfer, assign, pledge, or otherwise dispose of all or any portion of the undersigned's shares unless such transaction would cause no material harm to the Fund.

The undersigned hereby purchases [__________] shares and tenders in payment thereof, good funds in an amount equal to $100,000 on this 30th day of September, 2008.

Calvert Distributors, Inc.

By:_______________________________
William M. Tartikoff
Senior Vice President